INVESTOR INFORMATION

APPLIED FILMS REPORTS EARNINGS FOR SECOND QUARTER FISCAL YEAR 2006

Second Quarter Fiscal 2006 Results

Longmont, Colorado, January 27, 2006 — Applied Films Corporation (Nasdaq: AFCO) announced results for the second quarter of fiscal 2006, ended December 31, 2005.

Bookings for the second quarter of fiscal 2006 were $60.3 million and backlog was $88.9 million as of December 31, 2005. We expect to recognize revenue from this backlog over the next 9 to 12 months.

Net revenues for the second quarter of fiscal 2006 were $52.1 million compared to $46.9 million for the second quarter of fiscal 2005, an increase of 11.1%.

Gross profits for the second quarter were $10.1 million compared to $13.0 million for the second quarter of fiscal year 2005. Gross profits were negatively impacted in the quarter by $4.5 million, or $0.29 per share for additional estimated costs that were accrued for the completion of the TRITON beta and TRITON production systems at our customer sites. Gross margin for the quarter was 19.4% compared to 27.7% for the previous year. Excluding the effect of the additional TRITON costs, gross margins would have been 27.6%.

The net loss on a GAAP basis for the second quarter of fiscal 2006 was $8.0 million or $0.52 per fully diluted common share, compared to a profit of $821,000 or $0.05 per fully diluted common share for the second quarter of fiscal 2005. The second quarter of 2006 included $660,000 for stock based compensation related to FAS 123(R). The net loss also includes a $3.1 million, or $0.20 per share charge for In-Process R&D related to the VACT acquisition and a $1.5 million, or $0.10 per share for loss on the sale of our Joint Venture in China.

Non-GAAP loss is loss before the amortization of intangibles and expenses related to the adoption of FAS 123(R), in process research and development and loss on the sale of the Joint Venture. The Non-GAAP loss for the second quarter of fiscal year 2006 was $1.0 million, or $0.07 per fully diluted common share, compared to Non-GAAP earnings $1.8 million or $0.12 per fully diluted common share for the second quarter of fiscal 2005. Non-GAAP losses were also increased by $0.29 per share as a result of the additional costs accrued to complete the TRITON projects.

“Bookings momentum continued and this was our second consecutive quarter of positive book to bill as we recorded a 1.16:1 book to bill ratio for the quarter. This performance was led by the display and web markets which continued to perform well in our second fiscal quarter. We are also progressing with the build of our initial production orders in Tainan, Taiwan,” stated Thomas T. Edman, President and Chief Executive Officer.

“Even though we accrued additional costs to complete the TRITON projects, during the quarter, we were pleased that our TRITON beta system began running limited production with our lead customer. The initial performance of the system has been below our targets, but we are making progress with our lead customer every day to increase throughput and quality. The results of this process of continual improvement are also being incorporated into our future system development plans. We continue to believe that this technology is a key element in significantly expanding our total available market beyond the color filter business,” concluded Mr. Edman.

Non-GAAP Financial Measures

We provide all information required in accordance with GAAP, but believe that it is useful to provide non-GAAP earnings for the reasons discussed below. We believe that non-GAAP earnings provides useful information to investors because it allows investors to measure and evaluate our performance without considering the non-cash charges for the amortization of intangible assets and the charges for in-process research and development related to the acquisitions that we have completed and the non-cash charges related to the loss on sale of the Joint Venture using a fixed tax rate of 35%. In addition, many financial analysts that follow our company and industry focus on and publish both historical results and future projections based on non-GAAP earnings. We believe that it is in the best interest of our investors to provide this information to analysts so that they accurately report the non-GAAP financial information. Beginning in the first quarter of fiscal 2006, our non-GAAP earnings excludes the effect of FAS 123(R) to allow investors to evaluate our current performance in relation to our historic performance without considering the non-cash charges related to stock based compensation.

We use non-GAAP information internally to help our management more accurately assess our performance in the current period and in comparison to prior periods. We believe disclosure of non-GAAP earnings has economic substance because the excluded expenses do not represent current cash expenditures.

A reconciliation of non-GAAP financial measures to GAAP can be found in the attached financial table. Our use of non-GAAP earnings is intended to supplement, and not to replace, our presentation of net income and other GAAP measures. Like all non-GAAP measures, non-GAAP earnings are subject to inherent limitations because it does not include all the expenses which must be included under GAAP. We compensate for the inherent limitations of non-GAAP measures by not relying exclusively on non-GAAP measures, but rather by using such information to supplement GAAP financial measures.

Business Outlook

The following statements are based on our current expectations for the third quarter of fiscal year 2006. These statements are forward-looking and subject to the qualifying safe harbor statement.

Fiscal 2006 – Third Quarter Guidance

|X|	Net Revenues: We expect net revenues for the third quarter of fiscal 2006 to be in the range of $58 - $60 million.

|X|	GAAP loss per share: We expect our GAAP loss per share to be in the range of approximately $(0.03) — $(0.07) per fully diluted share for the third quarter of fiscal 2006.

|X|	We expect fully diluted shares outstanding to be approximately 15.7 million for the third quarter of fiscal 2006.

|X|	Amortization of intangibles: We expect the amortization of intangibles to be approximately $1.8 million for the third quarter of fiscal 2006.

|X|	FAS 123(R) stock option expense: We expect our FAS 123(R) stock option expense to be approximately $800,000 for the third quarter of fiscal 2006.

Second Quarter Fiscal 2006 Conference Call

Applied Films Corporation will conduct a conference call and webcast at 7:00 a.m. MST (9:00 a.m. EST) on January 27, 2006, to review second quarter fiscal year 2006 financial results. During the conference call and webcast, Thomas T. Edman, President and Chief Executive Officer, and Lawrence D. Firestone, Chief Financial Officer, will present the financial results for the quarter.

The public is invited to participate in the conference call by dialing 1-800-374-1496 or 1-706-634-1435 (International) at least 5-10 minutes prior to the start time, or via webcast at www.appliedfilms.com, in the “Investor Relations” section under “Meetings and Presentations”. A replay of the recorded conference call will be available two hours after the live call, until February 2, 2006. To listen to the replay, dial 1-800-642-1687, or 1-706-645-9291 (International) and use Conference ID: 4538486.

Upcoming Events

Applied Films Corporation will be presenting at the following upcoming conferences:

- - -	February 23, 2006
D.A. Davidson & Co. Technology Conference
Grand Summit Hotel Resort and Conference Center at the Canyons
Park City, Utah

March 15, 2006
USDC Needham 2006 Display Industry Investment Conference
Millennium Conference Center
New York, New York

March 16-17, 2006
CIBC World Markets 3rd Annual Semiconductor Summit
Vail Cascade Resort & Spa
Vail, Colorado

About Applied Films Corporation

We are a leading provider of thin film deposition equipment to diverse markets such as the flat panel display, the architectural glass, solar cell, and the consumer products packaging and electronics industries. For more information, please visit our web site at http://www.appliedfilms.com.

Safe Harbor Statement

This press release contains forward-looking statements that involve substantial risks and uncertainties. Typically, these statements contain words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will” and “would” or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other “forward-looking” information. You are cautioned that forward-looking statements, including statements about future bookings, revenues and earnings, are not guaranties of future performance. There may be events in the future that we are not able to predict or control. Such risks and uncertainties include change and volatility in the demand for deposition equipment, the effect of changing worldwide political and economic conditions on capital expenditures, production levels, including those in Europe and Asia, the effect of overall market conditions and market acceptance risks. Other risks include those associated with dependence on suppliers, the impact of competitive products and pricing, technological and product development risks (including the risks inherent in launching new products such as the TRITON system) and other risk factors. As a result, our operating results may fluctuate, especially when measured on a quarterly basis. The forward-looking statements included in this release are made only as of the date of this release and we undertake no obligation to update the forward-looking statements to reflect subsequent events or circumstances. For further information, refer to our Securities and Exchange Commission filings, including our Forms 10-K and Forms 10-Q.

– FINANCIAL TABLES FOLLOW –

APPLIED FILMS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended

	December 31, 2005	December 25, 2004	December 31, 2005	December 25, 2004

Net revenues	$ 52,109	$ 46,890	$ 97,959	$ 88,570
Cost of goods sold	42,010	33,902	76,718	63,704

Gross profit	$ 10,099	$ 12,988	$ 21,241	$ 24,866
Operating expenses:
Research and development	$ 5,629	$ 5,497	$ 10,937	$ 10,269
Selling, general and administrative	8,197	8,213	16,594	15,992
In process research and development	3,086	--	3,086	--
Amortization of other intangible assets	1,565	1,268	2,949	2,476

Loss from operations	$(8,378)	$(1,990)	$(12,325)	$(3,871)
Other income, net:
Other income, net	1,363	1,379	2,617	2,474
Equity earnings of joint venture	171	1,338	924	2,738
Loss on sale of China JV	(1,468)	--	(1,468)	--

Income (loss) before income taxes	$(8,312)	$ 727	$(10,252)	$ 1,341
Income tax benefit (expense)	$ 355	$ 94	$ (291)	$ (150)

Net income (loss)	$(7,957)	$ 821	$(10,543)	$ 1,191

Earnings (loss) per share:
Basic earnings (loss) per share	$ (0.52)	$ 0.06	$ (0.70)	$ 0.08

Diluted earnings (loss) per share (1)	$ (0.52)	$ 0.05	$ (0.70)	$ 0.08

Weighted average common shares outstanding:
Basic	15,212	14,854	15,082	14,847

Diluted	15,212	15,049	15,082	15,038

(1)     Includes only outstanding shares; option shares were excluded to avoid an anti-dilutive impact of net loss.

RECONCILIATION OF NON-GAAP MEASUREMENT TO GAAP
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended

	December 31, 2005(1)	December 25, 2004(2)	December 31, 2005(1)	December 25, 2004(2)

Non-GAAP Financial Results:
GAAP Income (loss) before income taxes	$(8,312)	$ 727	$(10,252)	$ 1,341
Add: Amortization of Other Intangible Assets	1,565	1,268	2,949	2,476
Loss on sale of joint venture	1,468	--	1,468	--
In-process research and development	3,086	--	3,086	--
FAS 123R Stock Option Compensation Cost	660	--	1,382	--

Earnings (loss) Before Taxes	(1,533)	1,995	(1,367)	3,871
Tax Benefit (Expense)	537	(230)	478	(1,336)

Net Income	$ (996)	$ 1,765	$ (889)	$ 2,481

Non-GAAP earnings (loss) per share::
Basic Non-GAAP EPS	$ (0.07)	$ 0.12	$ (0.06)	$ 0.17

Diluted Non-GAAP EPS	$ (0.07)	$ 0.12	$ (0.06)	$ 0.16
Weighted Average Common Shares Outstanding:
Basic	15,212	14,854	15,082	14,847

Diluted(3)	15,212	15,049	15,082	15,038

(1)	Taxes are calculated at 35%.

(2)	For December 2004, Taxes are calculated at 35% and equity earnings of joint venture are non-taxable.

(3)

For Non-GAAP purposes the weighted average common shares include a calculation for fully diluted shares outstanding which excludes options with exercise prices below the average stock price in the quarter.

Note:	Non-GAAP earnings are not intended to represent cash flows for the period. Non-GAAP earnings should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. Our definition of non-GAAP earnings may differ from similar measurements provided by other public companies.

APPLIED FILMS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands except share data)
(unaudited)

	December 31, 2005	July 2, 2005

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 48,582	$ 25,742
Marketable securities	115,655	134,100
Accounts and trade notes receivable, net of allowance of $605
and $396, respectively	20,600	16,332
Revenue in excess of billings	53,682	51,461
Inventories	16,687	16,673
Prepaid expenses and other	3,289	2,240
Deferred tax asset	1,415	1,553

Total current assets	259,910	248,101
Property, plant and equipment, net of accumulated depreciation of
$15,223 and $12,983, respectively	18,383	15,517
Investment in joint venture	--	16,163
Other long-term assets	110,782	91,984

Total assets	$389,075	$371,765

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$ 13,899	$ 12,931
Accrued warranty	5,367	6,046
Accrued compensation	7,340	8,455
Accrued income tax	4,106	1,464
Accrued expenses	7,440	3,880
Billings in excess of revenue	16,059	4,008
Current portion of deferred gross profit, deferred gain and
other obligation	59	372
Deferred tax liability	7,776	10,607

Total current liabilities	62,046	47,763
Deferred tax liability	8,268	7,989
Deferred gross profit, deferred gain and other long-term obligation	592	1,357
Accrued pension benefit obligation	15,877	15,188

Total liabilities	$ 86,783	$ 72,297
COMMITMENT AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Preferred Stock, no par value, 1,000,000 shares authorized, no
shares issued and outstanding	--	--
Common stock, no par value, 40,000,000 shares authorized,
15,661,167 and 14,947,834 shares issued and outstanding at
December 31, 2005, and July 2, 2005, respectively	277,183	261,826
Warrants and stock options	595	595
Cumulative comprehensive income	21,472	23,462
Retained earnings	3,042	13,585

Total stockholders' equity	302,292	299,468

Total liabilities and stockholders' equity	$389,075	$371,765

Contacts

Investor Contact:

Applied Films
Lawrence Firestone
Chief Financial Officer
9586 I-25 Frontage Rd., Suite 200
Longmont, CO 80504 U.S.A.
Tel. +1 303 774 3200
Fax: +1 303 678 9275
E-Mail: lfirestone@usa.appliedfilms.com

Media Contact:

Applied Films
Michael Treutel
Manager Marketing and Communication
Siemensstrasse 100
63755 Alzenau
Tel.: +49 (0)6023 - 92 65 65
Fax: +49 (0)6023 - 92 66 80
E-Mail: mtreutel@eu.appliedfilms.com

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